Exhibit 99.1

For Further Information:
Investors:	H. Gene Shiels 281-504-4886
Media:	Richard A. Ott 281-504-4720

Kraton Polymers LLC and Kraton Polymers Capital Corporation

Announce Results of the Exchange Offer for their 6.75% Senior Notes Due 2019

HOUSTON, TX (June 13, 2011) – Kraton Polymers LLC and Kraton Polymers Capital Corporation (together, the “Company”), two subsidiaries of Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, today announced the final results of their registered exchange offer (the “Exchange Offer”) for all of their outstanding 6.75% Senior Notes due 2019 (the “Initial Notes”), which were not registered under the Securities Act of 1933, as amended (the “Act”), for an equal principal amount of their 6.75% Senior Notes due 2019, which have been registered under the Act (the “New Notes”). The Exchange Offer commenced on May 11, 2011 and expired at 5:00 p.m. New York City time, on June 9, 2011.

Wells Fargo Bank, National Association, acting as exchange agent for the Exchange Offer, advised the Company that all of the $250,000,000 aggregate principal amount of the Initial Notes have been validly tendered for exchange, representing 100 percent of the principal amount of the outstanding Initial Notes. The Company accepted all of the Initial Notes validly tendered and not withdrawn.

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The Exchange Offer was made only pursuant to the prospectus dated May 11, 2011 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

ABOUT KRATON

Kraton Performance Polymers, Inc. (NYSE: KRA), through its operating subsidiary Kraton Polymers LLC and its subsidiaries, is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (“SBCs”), a family of products whose chemistry was pioneered by us almost fifty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Our polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. We currently offer approximately 800 products to more than 700 customers in over 60 countries worldwide, and are the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, as well as plants in Germany, France and Brazil, and a joint venture plant operated in Japan.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

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